Exhibit 99.1

Global Cash Access Announces certain Preliminary Estimated Results for the year ended December 31, 2012 and a Preliminary Estimated Outlook for the year ended December 31, 2013

Las Vegas, NV — February 6, 2013 — Global Cash Access Holdings, Inc. (the “Company”) (NYSE:GCA) announced today certain preliminary estimated results for its fiscal year ended December 31, 2012 and a preliminary estimated outlook for its fiscal year ending December 31, 2013.  The Company will provide updated results for the year ended December 31, 2012 and an updated outlook for the year ending December 31, 2013 on its investor conference call that it intends to host in March 2013.

Certain Preliminary Unaudited Results for the year ended December 31, 2012

Although the Company is still in the process of closing its books and preparing its financial statements for the year ended December 31, 2012, the Company preliminarily estimates that  cash earnings per share will be at the high end of the range of the Company’s prior outlook of $0.81 to $0.84 and Adjusted EBITDA will be at the high end of the range of the Company’s prior outlook of $77.0 million to $80.0 million, respectively, for the year ended December 31, 2012 (as previously disclosed by the Company in its Current Report filed on Form 8-K on November 7, 2012).

Preliminary 2013 Estimated Outlook

For the fiscal year ending December 31, 2013, the Company estimates that cash earnings per share will be between approximately $0.76 and $0.83 (on diluted shares of approximately 66 million) and Adjusted EBITDA will be between $70 million and $74 million.  This preliminary estimated outlook is based primarily upon the combination of the following factors: (a) the anticipated impact of less favorable pricing terms associated with several customer contract renewals in 2012 and 2013; (b) the Company’s receipt of notification from the Mohegan Tribal Gaming Authority that it intends not to renew its contracts with the Company in the first calendar quarter of 2013 (which contracts represented less than three percent of the Company’s 2012 revenue); and (c) continued investment with respect to the Company’s technology infrastructure and personnel.

Non-GAAP Financial Information

Cash earnings per share and Adjusted EBITDA are not measures of financial performance under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, they should not be considered a substitute for net income, operating income, basic or diluted earnings per share or cash flow data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as “going forward,” “believes,” “intends,” “expects,” “forecasts,” “anticipate,” “plan,” “seek,” “estimate” and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation: (a) our estimates of 2012 and 2013 cash earnings per share and Adjusted EBITDA and the assumptions and factors upon which they are based; and (b) our belief that cash earnings per share and Adjusted EBITDA are widely-referenced financial measures in the financial markets and that references to the foregoing are helpful to investors.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or assumed, including but not limited to the following: the timing and the extent of a recovery in the gaming industry; our ability to replace revenue associated with terminated contracts; gaming establishment and patron preferences; national and international economic conditions; changes in gaming regulatory, card association and statutory requirements; regulatory and licensing difficulties; competitive pressures; operational limitations; gaming market contraction; changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; inaccuracies in underlying operating assumptions; unanticipated expenses or capital needs; technological obsolescence; and employee turnover.  If any of these assumptions prove to be incorrect, the results contemplated by the forward-looking statements regarding our future results of operations are unlikely to be realized.

The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report filed on Form 10-K on March 12, 2012, and subsequent periodic reports and are based on information available to us on the date hereof. We do not intend, and assume no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

About Global Cash Access Holdings, Inc.

Las Vegas-based Global Cash Access, Inc. (“GCA”), a wholly owned subsidiary of Global Cash Access Holdings, Inc., is a leading provider of cash access products and related services to over 1,000 casinos and other gaming properties in the United States, Europe, Canada, the Caribbean, Central America and Asia. GCA’s products and services provide gaming patrons access to cash through a variety of methods, including ATM cash withdrawals, point-of-sale debit card transactions, credit card transactions, check verification and warranty services, and Western Union money transfers. GCA is a leading manufacturer and distributor of cash handling devices and related software. GCA also provides products and services that improve credit decision-making, automate cashier operations and enhance patron marketing activities for gaming establishments. With its proprietary database of gaming patron credit history and transaction data on millions of gaming patrons worldwide, GCA is recognized for successfully developing and deploying technological innovations that increase client profitability, operational efficiency and customer loyalty. More information is available at GCA’s website at www.gcainc.com.

Contacts:

Investor Relations	Media Relations
Don Duffy, ICR	Liz Brady, ICR
(203) 682-8215	(646) 277-1226
IR@gcamail.com	lbrady@icrinc.com

SOURCE: Global Cash Access Holdings, Inc.